Exhibit 99.1

Press Release

COSTCO WHOLESALE CORPORATION REPORTS SECOND QUARTER AND YEAR-TO-DATE

OPERATING RESULTS FOR FISCAL YEAR 2016 AND FEBRUARY SALES RESULTS

ISSAQUAH, Wash., March 2, 2016 - Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) today announced its operating results for the second quarter (twelve weeks) and first half (24 weeks) of fiscal 2016, ended February 14, 2016.

Net sales for the quarter increased three percent, to $27.57 billion from $26.87 billion last year. Net sales for the first half increased two percent, to $54.19 billion from $53.16 billion last year.

Comparable sales for the twelve-week and twenty-four-week periods were as follows:

	12 Weeks	24 Weeks
U.S.	3%	3%
Canada	-7%	-8%
Other International	-3%	-4%
Total Company	1%	0%

Comparable sales for these periods, excluding the negative impacts from gasoline price deflation and foreign exchange were as follows:

	12 Weeks	24 Weeks
U.S.	4%	5%
Canada	10%	10%
Other International	6%	6%
Total Company	5%	6%

Net income for the quarter was $546 million, or $1.24 per diluted share, compared to $598 million, or $1.35 per diluted share, last year. Net income for the first half was $1,026 million, or $2.32 per diluted share, compared to $1,094 million, or $2.47 per diluted share, last year.

Net income for the quarter last year was positively impacted by a $57 million ($0.13 per diluted share) tax benefit in connection with a special cash dividend received by the Company 401(k) plan participants, and was negatively impacted by a $14 million ($0.03 per diluted share) tax charge relating to an ongoing income tax matter.

For the four-week reporting month of February, ended February 28, 2016, the Company reported net sales of $8.28 billion, an increase of one percent from $8.18 billion during the similar four-week period last year. For the twenty-six week period ended February 28, 2016, net sales were $58.25 billion, an increase of two percent from $57.19 billion during the similar period last year.

Press Release

Comparable sales for the four-week and twenty-six-week periods ended February 28, 2016 were as follows:

	4 Weeks	26 Weeks
U.S.	2%	2%
Canada	-2%	-8%
Other International	-8%	-5%
Total Company	0%	0%

Comparable sales for these periods, excluding the negative impacts from gasoline price deflation and foreign exchange, were as follows:

	4 Weeks	26 Weeks
U.S.	4%	5%
Canada	10%	10%
Other International	0%	6%
Total Company	4%	5%

Costco currently operates 698 warehouses, including 488 in the United States and Puerto Rico, 90 in Canada, 36 in Mexico, 27 in the United Kingdom, 24 in Japan, 12 in Korea, 11 in Taiwan, eight in Australia and two in Spain. Costco also operates electronic commerce web sites in the U.S., Canada, the United Kingdom, Mexico, Korea and Taiwan.

A conference call to discuss these fiscal 2016 second quarter operating results and February sales results is scheduled for 8:00 a.m. (PT) on March 3, 2016, and is available via a webcast on www.costco.com (click on Investor Relations and “Play Webcast”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, breaches of security or privacy of member or business information, conditions affecting the acquisition, development, ownership or use of real estate, capital spending, actions of vendors, rising costs associated with employees (including health care costs), energy and certain commodities, geopolitical conditions, and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and we do not undertake to update these statements, except as required by law.

CONTACTS: Costco Wholesale Corporation

Richard Galanti, 425/313-8203, Bob Nelson, 425/313-8255, Jeff Elliott, 425/313-8264

Press Release

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in millions, except per share data)

(unaudited)

	12 Weeks Ended		24 Weeks Ended
	February 14, 2016	February 15, 2015	February 14, 2016	February 15, 2015
REVENUE
Net sales	$27,567	$26,872	$54,194	$53,156
Membership fees	603	582	1,196	1,164

Total revenue	28,170	27,454	55,390	54,320
OPERATING EXPENSES
Merchandise costs	24,469	23,897	48,090	47,282
Selling, general and administrative	2,835	2,671	5,641	5,367
Preopening expenses	10	9	36	24

Operating income	856	877	1,623	1,647
OTHER INCOME (EXPENSE)
Interest expense	(31)	(27)	(64)	(53)
Interest income and other, net	16	20	44	55

INCOME BEFORE INCOME TAXES	841	870	1,603	1,649
Provision for income taxes	286	263	561	537

Net income including noncontrolling interests	555	607	1,042	1,112
Net income attributable to noncontrolling interests	(9)	(9)	(16)	(18)

NET INCOME ATTRIBUTABLE TO COSTCO	$546	$598	$1,026	$1,094

NET INCOME PER COMMON SHARE ATTRIBUTABLE TO COSTCO:
Basic	$1.24	$1.36	$2.34	$2.49

Diluted	$1.24	$1.35	$2.32	$2.47

Shares used in calculation: (000’s)
Basic	439,648	440,384	438,990	439,567
Diluted	441,559	442,896	441,457	442,522
Cash dividends declared per common share	$0.40	$5.355	$0.80	$5.710

Press Release

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in millions, except par value and share data)

(unaudited)

Subject to Reclassifications

	February 14, 2016	August 30, 2015
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,633	$4,801
Short-term investments	1,222	1,618
Receivables, net	1,453	1,224
Merchandise inventories	8,908	8,908
Other current assets	313	228

Total current assets	15,529	16,779

PROPERTY AND EQUIPMENT
Land	5,140	4,961
Buildings and improvements	13,212	12,618
Equipment and fixtures	5,623	5,274
Construction in progress	727	811

	24,702	23,664
Less accumulated depreciation and amortization	(8,637)	(8,263)

Net property and equipment	16,065	15,401

OTHER ASSETS	794	837

TOTAL ASSETS	$32,388	$33,017

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$8,222	$9,011
Current portion of long-term debt	89	1,283
Accrued salaries and benefits	2,619	2,468
Accrued member rewards	846	813
Deferred membership fees	1,377	1,269
Other current liabilities	2,280	1,695

Total current liabilities	15,433	16,539
LONG-TERM DEBT, excluding current portion	4,886	4,852
OTHER LIABILITIES	835	783

Total liabilities	21,154	22,174

COMMITMENTS AND CONTINGENCIES
EQUITY
Preferred stock $.005 par value; 100,000,000 shares authorized; no shares issued and outstanding	0	0
Common stock $.005 par value; 900,000,000 shares authorized; 439,256,000 and 437,952,000 shares issued and outstanding	2	2
Additional paid-in capital	5,341	5,218
Accumulated other comprehensive loss	(1,344)	(1,121)
Retained earnings	7,001	6,518

Total Costco stockholders’ equity	11,000	10,617
Noncontrolling interests	234	226

Total equity	11,234	10,843

TOTAL LIABILITIES AND EQUITY	$32,388	$33,017